AMPLICON, INC.

          EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK


                                           Years ended June 30,
                                  ---------------------------------------
                                     1997          1996           1995
                                     ----          ----           ----
Net earnings                      $15,739,641   $12,995,629    $11,548,065
                                  ===========   ===========    ===========
Weighted average number of
  common shares outstanding
  assuming no exercise of
  outstanding options               5,844,490     5,848,847      5,859,898

Dilutive stock options using
  the treasury stock method           210,738       (A)            (A)
                                  -----------   -----------    -----------

                                    6,055,228     5,848,847      5,859,898
                                  ===========   ===========     ==========


Primary earnings per common
  share                           $      2.69   $      2.22     $     1.97
                                  ===========   ===========     ==========
Fully diluted earnings per
  share                           $      2.60   $      2.22(A)  $     1.97(A)
                                  ===========   ===========     ==========


(A) Dilution is less than 3% and deemed immaterial; therefore, stock options are not included for these earnings per share calculation.

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